Ohr Pharmaceutical, Inc. S-4/A

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 of our report dated January 3, 2019, except for Note 1 as to which the date is March 7, 2019, with respect to the audited consolidated financial statements of OHR Pharmaceutical, Inc. for the years ended September 30, 2018 and 2017. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

April 16, 2019